THE McGRAW-HILL COMPANIES, INC.

DIRECTOR DEFERRED COMPENSATION PLAN

ARTICLE I

PURPOSE

The purpose of The McGraw-Hill Companies, Inc. Director Deferred Compensation Plan (hereinafter referred to as the “Plan”) is to provide funds for retirement or death for Directors (and their beneficiaries) of The McGraw-Hill Companies, Inc. It is intended that the Plan will aid in retaining and attracting Directors by providing a means to supplement their standard of living at retirement.

ARTICLE II

DEFINITIONS

     For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

     Section 2.01 Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan. Any Participant Beneficiary designation shall be made in a written instrument filed with the Company and shall become effective only when received, accepted and acknowledged in writing by the Company.

     Section 2.02 Board. “Board” means the Board of Directors of The McGraw-Hill Companies, Inc.

     Section 2.03 Board Meeting Fees. “Board Meeting Fees” means the compensation paid to members of the Board for attendance at meetings of the Board and Committees thereof.

     Section 2.04 Change of Control. For purposes of this Plan, the term “Change of Control” shall mean any of the following events:

     (i)  An acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Corporation (the “Outstanding Corporation Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation; (2) any acquisition by the Corporation; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any entity controlled by the Corporation; or (4) any acquisition pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this definition; or

     (ii)  A change in the composition of the Board of Directors such that the individuals who, as of the effective date of the Plan, constitute the Board of Directors (such Board of Directors shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, for purposes of this definition, that any individual who becomes a member of the Board of Directors subsequent to the effective date of the Plan, whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board of Directors and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors shall not be so considered as a member of the Incumbent Board; or

     (iii)  Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (other than the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

     (iv)  The approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

     Section 2.05 Committee. “Committee” means the Compensation Committee of the Board.

     Section 2.06 Company. “Company” means The McGraw- Hill Companies, Inc., its successors, and any organization into which or with which the Company may merge or consolidate or to which all or substantially all of its assets may be transferred.

     Section 2.07 Deferral Benefit. “Deferral Benefit” means the benefit as calculated in Article VII payable to a Participant commencing at his death, disability, on April 1 immediately following the Director attaining age 70, or, if permitted by the Committee, some other date as specified in the Participant’s Deferral Election Agreement.

     Section 2.08 Deferral Election Agreement. “Deferral Election Agreement” means a deferral agreement, on such form as may be prescribed by the Committee, signed by the Participant and an officer of the Company.

     Section 2.09 Deferred Benefit Account. “Deferred Benefit Account” means the accounts maintained on the books of account of the Company for each Participant pursuant to Article VI. Separate Deferred Benefit Accounts shall be maintained for each Participant. More than one Deferred Benefit Account may be maintained for each Participant. A Participant’s Deferred Benefit Accounts shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant’s Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind.

     Section 2.10 Determination Date. “Determination Date” means the date on which the amount of a Participant’s Deferred Benefit Account is determined as provided in Article VI hereof. The last day of each calendar month shall be a Determination Date.

     Section 2.11 Director Compensation. “Director Compensation” means Retainer and Board Meeting Fees paid by the Company to its members of the Board of Directors.

     Section 2.12 Disability. “Disability” or “Disabled Participant” means that a physician selected by the Company has concluded that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration.

     Section 2.13(a) Moody’s Bond Index. “Moody’s Bond Index” means the average annual composite yield on Moody’s Seasoned Corporate Bond Yield Index for the preceding five years as determined from Moody’s Bond Record published by Moody’s Investors Services, Inc. (or any successor thereto), or, if such yield is no longer published, a substantially similar average selected by the Committee. For example:

	ANNUAL				1985 MOODY'S
YEAR	AVERAGE				BOND INDEX

1984	13.49%
1983	12.78%
1982	14.94%
1981	15.06%
1980	12.75%

	69.02%	÷	5	=	13.80%

     Section 2.13(b) Average Annual Moody’s Rate. “Average Annual Moody’s Rate” means the average annual composite yield on Moody’s Seasoned Corporate Bond Yield Index for the preceding year as determined from Moody’s Bond Record published by Moody’s Investors Services, Inc. (or any successor thereto), or, if such yield is no longer published, a substantially similar average selected by the Committee.

     Section 2.14 Participant. “Participant” means any Director who elects to participate in this Plan by filing a Deferral Election Agreement as provided in Article IV.

     Section 2.15 Plan Administrator. “Plan Administrator” means a committee consisting of the Chairman, the President, the Chief Financial Officer, the General Counsel, and the Senior Vice President, Human Resources of the Corporation.

     Section 2.16 Plan Year. “Plan Year” means a twelve month period commencing January 1 and ending the following December 31.

     Section 2.17 Projected Retirement Date. “Projected Retirement Date” means April 1 immediately following the Participant attaining age 70, or, if permitted by the Committee, some other date as specified in the Participant’s Deferral Election Agreement.

     Section 2.18 Retainer. “Retainer” means the cash portion of the amount paid to members of the Board as compensation for their services in that capacity. Retainer shall not include the cash payment payable to members of the Board in respect of dividends paid by the Company pursuant to subparagraph 6(b) of the 1993 McGraw-Hill Stock Payment Plan for Directors.

ARTICLE III

ADMINISTRATION

     Section 3.01 Plan Administrator; Committee; Duties: This Plan shall be administered by the Plan Administrator. Decisions of the Plan Administrator shall be reviewable by the Committee. The Committee shall also have the authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

     Section 3.02 Binding Effect of Decisions. The decision or action of the Committee in respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan, unless a written appeal is received by the Committee within sixty days of the disputed action. The appeal will be reviewed by the Committee and the decision of the Committee shall be final, conclusive and binding on the Participant and all persons claiming by, through or under the Participant.

ARTICLE IV

PARTICIPATION

     Section 4.01 Participation. Participation in the Plan shall be limited to Directors who elect to participate in the Plan by filing a Deferral Election Agreement with the Company.

     Section 4.02 Deferral. A Director may elect in any Deferral Election Agreement to defer all or a portion of his Retainer Fees. He may also elect to defer all or a portion of his Board Meeting Fees.

     Section 4.03 When Made and When Effective. A Deferral Election Agreement shall (except as provided below in the case of a new Director) become effective on the first day of the next Plan Year. A Deferral Election Agreement shall remain effective for such next Plan Year and for each subsequent Plan Year, unless such Deferral Election Agreement is revoked in writing prior to the commencement of a subsequent Plan Year, in which case the Deferral Election Agreement shall cease to be effective on the first day of the Plan Year following such revocation. An individual who is not a Director may enter into a Deferral Election Agreement before he/she becomes a Director, or within 30 days after becoming a Director, which Agreement shall be effective with respect to fees earned after the date of such election.

ARTICLE V

DEFERRED DIRECTOR COMPENSATION

     Section 5.01 Elective Deferred Director Compensation. The amount of Compensation that a Director elects to defer in his Deferral Election Agreement shall be credited by the Company to the Participant’s Deferred Benefit Account at such times as the compensation would have been paid had it not been deferred. To the extent that the Company is required to withhold any taxes or other amounts from the Director’s deferred compensation pursuant to any state, federal or local law, such amounts shall be taken out of the portion of the Director’s Compensation which is not deferred under this Plan.

ARTICLE VI

DEFERRED BENEFIT ACCOUNT

     Section 6.01 Determination of Account. Each Participant’s Deferred Benefit Account, as of each Determination Date, shall have a beginning balance equal to the Participant’s Deferred Benefit Account as of the immediately preceding Determination Date. The Deferred Benefit Account of each Participant shall then be increased by any deferred Director Compensation or reduced by the amount of all distributions, if any, made from such Deferred Benefit Account since the preceding Determination Date.

     Section 6.02(a) For Director Compensation deferred in 1986, as of each Determination Date, the Participant’s Deferred Benefit Account shall be increased by the amount of interest earned since the preceding Determination Date. The Deferred Benefit Account shall be maintained and increased by the monthly equivalent of Moody’s Bond Index plus 6% (up to a maximum of 150% of Moody’s Bond Index) until the Participant’s Projected Retirement Date. Subsequent to the Participant’s Projected Retirement Date, however, Moody’s Bond Index shall no longer be determined annually and shall be deemed to be the Moody’s Bond Index rate in effect during the year of the Participant’s Projected Retirement Date. In the event that a Participant’s service with the Board ceases prior to his/her Projected Retirement Date, other than for Death or Disability, the Moody’s Bond Index rate shall no longer be determined annually and shall be determined to be the Moody’s Bond Index rate in effect during the Plan Year in which such cessation of services occurs.

     Section 6.02(b) For Director Compensation deferred in excess of the amount deferred by a Participant in 1986 or Director Compensation deferred by a Participant who began deferring subsequent to 1986 that has begun to pay out to such Participant whose service with the Board has ceased prior to January 1, 2004, the interest credit rate shall be deemed to be the Average Annual Moody’s Rate plus 2% (up to a maximum of 150% of the Average Annual Moody’s Rate) in effect during the year of the Participant’s Projected Retirement Date.

     Section 6.02(c) For Director Compensation deferred by a Participant whose service with the Board begins or continues after January 1, 2004, as of each Determination Date, the Participant’s Deferred Account shall be increased by the amount of interest earned since the preceding Determination Date. Interest shall be credited at a rate determined to be in effect for each Plan Year based on 120% of the Applicable Federal Long-Term Rate (“AFR”) as prescribed by the Internal Revenue Service in December of the year prior to the year in which the Director Compensation is credited. Subsequent to the Participant’s Projected Retirement Date, however, the AFR shall no longer be determined annually and shall be deemed to be the AFR in effect during the year of the Participant’s Projected Retirement Date. In the event that a Participant’s service with the Board ceases prior to his/her Projected Retirement Date, other than for Death or Disability, the AFR rate shall no longer be determined annually and shall be determined to be the AFR rate in effect during the Plan Year in which such cessation of services occurs.

     Section 6.03(a) Alternate Rate. For Director Compensation deferred in 1986, the interest credit rates in Section 6.02(a) may be amended to the rate of Moody’s Bond Index as of the Determination Date in the Company’s sole discretion if marginal corporate tax rates are reduced or if any tax leveraged investment vehicle being utilized is no longer appropriate. In the event of a Change of Control, the interest credit rate cannot be changed to the Alternate Rate.

     Section 6.03(b) Alternate Rate. For Director Compensation deferred in excess of the amount deferred by a Participant in 1986, the interest credit rates in Section 6.02(b) may be amended to the rate of the Average Annual Moody’s Rate as of the Determination Date in the Company’s sole discretion if marginal corporate tax rates are reduced or if any tax leveraged investment vehicle being utilized is no longer appropriate. In the event of a Change of Control, the interest credit rate cannot be changed to the Alternate Rate.

     Section 6.04 Statement of Accounts. The Company shall submit to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Company deems desirable, setting forth the balance to the credit of such Participant in his Deferred Benefit Account as of the last day of the preceding Plan Year.

ARTICLE VII

BENEFITS

     Section 7.01 Retirement Benefit. Subject to Section 7.07, a Participant shall be entitled to a Deferral Benefit equal to the amount of his Deferred Benefit Account determined under Section 6.01 and payable under Section 7.04 as of the Determination Date coincidental with or immediately following his Projected Retirement Date.

     Section 7.02 Death. If a Participant dies after the commencement of payments of his Deferral Benefit, or if a Participant dies prior to any payments of a Deferral Benefit, his Beneficiary shall receive a lump sum payment equal to his Deferred Benefit Account as of the Determination Date coincidental with or immediately following such death.

     Section 7.03 Disability. In the event of Disability prior to his Projected Retirement Date, the disabled Participant, unless he otherwise elects under this paragraph, shall have his payment of his Deferred Benefit Account made or commenced in accordance with the Participation Agreement filed by the Participant. Before payments commence or are made under the preceding sentence, a Disabled Participant may elect, subject to Committee approval upon good cause shown, to have payments (i) made as soon as practicable in a lump sum, or (ii) commence as soon as practicable in equal installments over a period not in excess of 15 years.

     Section 7.04 Form of Benefit Payment. Upon the happening of the date or event described in Sections 7.01 or 7.03, the Company shall pay to the Participant the balance to the credit of his/her Deferred Benefit Account in a lump sum or in equal annual installments as elected in the Deferral Election Agreement filed by the Participant. If a Participant elects to receive payments in installments, payment of the Deferred Benefit Account shall be in an amount which amortizes the Deferred Benefit Account balance in equal annual payments of principal and interest over a period not to exceed 15 years. For purposes of determining the amount of the annual payment, the assumed rate of interest shall be the post-retirement rate under the terms of Section 6.02. No change in a Participant’s election shall be valid unless it is made in a Deferral Election.

     Agreement which is filed with the Committee prior to the Plan Year preceding the Plan Year in which payment of the Participant’s Deferred Benefit Account would otherwise have been made or commenced.

     Section 7.05 Lump Sum Payment. Notwithstanding Section 7.04, in its sole discretion the Committee may make a lump sum payment at the time payments would otherwise commence under the Plan.

     Section 7.06 Withholding; Payroll Taxes. To the extent required by the law in effect at the time payments are made, the Company shall withhold from payments made hereunder any taxes required to be withheld for the federal or any state or local government.

     Section 7.07 Commencement of Payments. Commencement of payments under this Plan shall begin within 60 days following receipt of notice by the Plan Administrator of an event which entitles a Participant (or a Beneficiary) to payments under this Plan, or at such earlier date as may be determined by the Committee. The Company may, in its sole discretion, commence payments under this Plan within 60 days following a Participant’s cessation of services as a member of the Board prior to his Projected Retirement Date for reasons other than death or disability. All payments shall be made as of the first day of the month.

     Section 7.08 Payments in Connection with Change of Control. Notwithstanding anything contained in this Plan to the contrary, in the event of a Change of Control of the Corporation the Committee shall immediately pay to each Participant in a lump sum the then remaining balance in his/her Deferred Benefit Account.

     The terms of Sections 9.01 and 9.02 hereof shall not be applicable following a Change of Control of the Corporation.

     The reasonable legal fees incurred by any Participant to enforce his/her valid rights hereunder shall be paid for by the Company to the Participant in addition to sums otherwise due hereunder, whether or not the Participant is successful in enforcing his/her rights or whether or not the matter is settled.

ARTICLE VIII

BENEFICIARY DESIGNATION

     Section 8.01 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both principal as well as contingent) to whom payment under this Plan shall be paid in the event of his death prior to complete distribution to Participant of the benefits due him under the Plan.

     Section 8.02 Amendments. Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Company. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

     Section 8.03 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then any amounts to be paid to the Member’s Beneficiary shall be paid to the Member’s estate.

     Section 8.04 Effect of Payment. The payment to the deemed Beneficiary shall completely discharge Company’s obligations under this Plan.

ARTICLE IX

AMENDMENT AND TERMINATION OF PLAN

     Section 9.01 Amendment. The Board or the Committee may at any time amend the Plan in whole or in part; provided, however, that no amendment shall be effective to decrease or restrict any Deferred Benefit Account at the time of such amendment.

     Section 9.02 Company’s Right to Terminate. The Board or the Committee may at any time terminate the Plan with respect to Director Compensation payable in the future, if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company. The Board or the Committee may also terminate the Plan in its entirety at any time, and upon any such termination, the Company shall immediately pay to each Participant in a lump sum the then remaining balance in his/her Deferred Benefit Account.

ARTICLE X

MISCELLANEOUS

     Section 10.01 Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, interest or claims in any property or assets of the Company, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Company (“Policies”). Such Policies or other assets of the Company shall not be held under any trust for the benefit of Participants or their Beneficiaries or held in any way as collateral security for the fulfilling of the obligations of the Company under this Plan. Any and all of the Company’s assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of Company. Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.

     Section 10.02 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

     Section 10.03 Protective Provisions. A Participant will cooperate with the Company by furnishing any and all information requested by the Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Company may deem necessary and taking such other action as may be requested by the Company.

As amended:	February 26, 1986
December 3, 1986
January 28, 1987
September 30, 1987
September 28, 1988
January 31, 1990
September 26, 1990
February 24, 1993
October 27, 1993
July 30, 1997
February 23, 2000
December 3, 2003

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